Exhibit 99.2

3Q CONFERENCE CALL SCRIPT

November 10, 2005

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's third quarter conference call. I'm Joel Mostrom, senior vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with overall comments on the quarter and discuss the cost savings program announced earlier today. I will then provide a financial review of the quarter, and Andy will conclude with some comments on our outlook for the remainder of 2005. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel.

Before I talk about our third quarter, I join our Board of Directors in recognizing Tom Johnson, who retired today as Chairman and CEO of Chesapeake. Tom's broad experience in the packaging industry and his expertise in international business made substantial contributions to our transformation into an international specialty packaging company. We thank him and wish him well.

With respect to our third quarter earnings announcement, our Plastic Packaging segment and pharmaceutical packaging business continue to perform well; however, our third quarter results did not meet our expectations and reflect the challenging conditions in certain markets within our Paperboard Packaging segment. As you can see from the press release issued earlier today announcing our global cost savings program, we have taken significant steps to enhance our competitive position and drive further efficiencies within our business. While we continuously evaluate our operations for improvement and rationalization opportunities, more recently this evaluation has developed into a significant and comprehensive program that we believe will significantly improve our competitive position and enhance value for our shareholders by focusing on three goals:

1. Increasing our focus on business operations that are aligned with our global strategic vision and that possess what we believe are the driving forces that will enable us to achieve outstanding performance in the market,

2. Improving our operational processes, and

3. Reducing our overall company-wide cost structure.

While we are still in the early stages of the program, we are targeting annual pre-tax cost savings of $25 million with full implementation over the next two years. We have already begun to implement elements of the cost savings program as evidenced by our recent announcement of the proposed closure of our food and household paperboard packaging operation in Birmingham, England. The scope of our restructuring program is extensive and could ultimately involve a number of locations being either sold, closed or downsized. We also expect broad based work force reductions and a general reduction in SG&A throughout the company. Additionally, we're targeting specific improvements in operating processes.

We expect to incur pre-tax charges in the range of $30 million to $40 million to implement these initiatives, but the cash flow impact will be less, as the sale of real estate related to facility closures will reduce the cash impact of the restructuring charges. The restructuring charges will be incurred over the next two years, and will include termination benefits, asset impairments, and various other exit or asset redeployment costs. Consistent with reporting requirements, the Company will disclose restructuring initiatives and the associated charges and expected savings in future quarters as specific projects are proposed, consulted upon, approved and implemented.

We believe that this is a critical step for the future growth and success of Chesapeake. We believe that through these actions we are building a stronger, more cost effective company, ultimately in a better position to serve our customers in today's global marketplace while improving shareholder returns.

With that overview of our cost savings initiatives, I'll now turn the call over to Joel to take you through a detailed look at our financials for the quarter.

JKM COMMENTS

Thanks Andy.

This morning we reported breakeven results from continuing operations, which compare to net income of $5.4 million, or $0.28 per share, for the third quarter of 2004. The third quarter of 2005 included a loss of $2.3 million after taxes for costs related to the proposed closure of one of our food and household paperboard packaging operations in Birmingham, England and a loss on extinguishment of debt of $500,000 after taxes. I'll go into more detail on the restructuring charge in a few minutes, but if these two items are excluded from our results, net income from continuing operations for the third quarter of 2005 was $0.14 per share, compared to $0.28 per share for the third quarter of 2004. Furthermore, the comparability of 2005 and 2004 quarterly earnings on this measure is also affected by the company's inability to currently recognize income tax benefits associated with losses in the U.S., a negative impact of $0.05 per share in 2005.

Overall we have experienced weaker demand in many of our markets during the quarter, as general economic conditions appear to be affecting consumer spending as we head into the holiday season. These market conditions, combined with significant price competition, increased pension costs and a less favorable tax position, have resulted in lower than expected earnings for the third quarter.

I'll now go over these results in more detail, starting with our Paperboard Packaging segment.

Third-quarter net sales of $212.1 million for the Paperboard Packaging segment were down 4 percent compared to net sales for the third quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, net sales were down 3 percent for the quarter. Sales for the third quarter of 2005 were generally down across most of our markets. Sales in the pharmaceutical and healthcare market were up over the third quarter of 2004 due to the acquisition of Arlington Press in September. Excluding Arlington, sales in the pharmaceutical and healthcare market were down slightly for the third quarter of 2005 due primarily to reduced volume in the U.K. and some pricing pressure. Sales were down in the international and branded packaging market due largely to weaker demand for confectionary packaging. Sales of alcoholic drinks packaging slowed slightly during the third quarter of 2005 as well, but remain strong, while French luxury goods packaging had increased sales volume for the quarter. Tobacco packaging sales were down from the strong volume experienced during the third quarter of 2004, which benefited from strong export volume to Africa and the Middle East with generally weaker demand in 2005, most notably in China.

The Paperboard Packaging segment's EBIT for the third quarter of 2005 was $13.6 million, a decrease of 18 percent compared to the third quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, EBIT was down 16 percent for the quarter. The decrease in EBIT is primarily a result of the decreased sales volumes I mentioned, price competition in many of our markets and increased pension costs.

As we have mentioned before, the pricing pressure in the food and household market remains intense. As a result of these market conditions, on August 31, 2005, we announced a manufacturing reorganization within our food and household paperboard packaging sector that included the proposed closure of our carton operation in Birmingham, England. The closure, which is expected to take place over the course of the first half of 2006, will result in the termination of up to 190 employees. During the third quarter of 2005, we recorded a pre-tax charge of $3.3 million, or $2.3 million after tax, for employee severance costs and accelerated depreciation for certain manufacturing equipment. The company expects to recognize additional accelerated depreciation of $800,000 and equipment redeployment costs of $1.0 million as such costs are incurred through the date of closure. Under the plan of closure, some of the products manufactured at the Birmingham site will be transferred to other company sites in Europe where incremental benefits can be realized. We believe that the cash flow impact of closing this operation will be less than the cost, as proceeds on the sale of real estate and related assets offset some of the costs.

The Plastic Packaging segment had sales of $42.7 million in the third quarter of 2005, up 19 percent over the third quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, net sales were up 21 percent for the quarter. Consistent with the first two quarters of 2005, sales for the third quarter were generally up across all markets in this segment. The increase in sales is due largely to strong volume in the food and beverage packaging market as well as increased sale prices due to the partial pass though of resin price increases.

EBIT for the Plastic Packaging segment was $3.4 million for the third quarter of 2005, up 6 percent over the third quarter of 2004. Changes in foreign currency exchange rates did not materially affect EBIT. The solid results were due largely to the strong demand in the food and beverage packaging markets. In addition, a more favorable product mix, efficiencies within our operations, and our ability to partially pass through resin price increases all had a favorable impact on the results. However, these benefits have been partially offset by the cost we incurred to investigate the accounting errors at our plant in Crewe, England that we mentioned last quarter.

Corporate expenses for the third quarter of 2005 decreased to $4.0 million, compared to $4.3 million in the third quarter of 2004. The decrease is primarily due to lower insurance and management incentive compensation costs in 2005, partially offset by increased pension expenses and costs related to strategic initiatives.

Net interest expense for the third quarter of 2005 was $8.1 million, down approximately $600,000 from the third quarter of 2004. Our debt service costs for the quarter are down due primarily to lower average debt during the quarter as well as lower average interest rates compared to the third quarter of 2004.

Our effective tax rate for both the third quarter and first nine months of 2005 was higher than the comparable periods in 2004. As I mentioned earlier, we are currently not able to recognize tax benefits for our losses in the U.S. and certain foreign jurisdictions, and this has had a negative impact on the tax rate in 2005. Also, tax benefits in 2004 related to favorable tax audit settlements totaled $700,000, or $0.03 per share, and $3.3 million, or $0.18 per share, for the third quarter and first nine months of 2004, respectively.

Net cash from operating activities was $28.5 million for the first nine months of 2005, a decrease of $33.6 million from the comparable period in 2004. The decrease primarily reflects receipt of $21.5 million of income refunds and $6.4 million from the termination of interest rate swaps in the first nine months of 2004, as well as incremental pension funding in the first nine months of 2005 in the amount of $4.5 million.

Total debt, net of cash, at the end of the third quarter of 2005 was $414 million, up from $375 million at the end of 2004. The increase in net debt was primarily the result of borrowings of $65 million to finance the Arlington Press acquisition partially offset by changes in foreign currency exchange rates. Through the end of the third quarter of 2005, changes in foreign currency rates reduced net debt by $29 million.

Now I will turn the call back to Andy for some closing remarks and our outlook for the remainder of 2005.

AJK Closing Comments

As Joel indicated, we have recently experienced weaker demand across a number of market sectors during our traditionally strong pre-holiday season period. Current conditions in markets served by certain underperforming operations in the Paperboard Packaging segment, combined with expectations of reduced volumes for the balance of the pre-holiday season have resulted in our revised outlook for the balance of the year. We are now expecting earnings per share in the range of $0.45 - $0.60, and cash flow from operating activities in the range of $55 million - $65 million. Capital spending for 2005 is expected to be at the low end of the existing guidance of $40 million to $50 million.

While the third-quarter results did not meet our expectations, we should not overlook the fact that some of our businesses are performing well. Both our plastic packaging operations and our pharmaceutical and healthcare packaging operations have continued to produce solid results throughout the year. Also during the quarter we completed the acquisition of Arlington Press and announced the groundbreaking of our pharmaceutical packaging operation in China. These are important examples of how we plan to grow in our target markets. However, I want to make it perfectly clear, the major focus of our management team for the near term is to effectively implement our $25-million cost savings program.

Now at this time we will be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 5597214).

This concludes today's call. Thank you for participating.